                                                                    EXHIBIT 10.1

                       MEMBER INTERESTS PURCHASE AGREEMENT


                                  BY AND AMONG



                                    LARA MAC,
                                STEVE MACEACHERN,
                          OBSTETRICAL NURSES, INC., AND
                                  VICKIE LOTZ,

                                   AS SELLERS



                                       AND



                           HORIZON HEALTH CORPORATION

                                  AS PURCHASER







                               DATED JUNE 13, 2002

                                TABLE OF CONTENTS

                                                                                                               PAGE


ARTICLE I PURCHASE AND SALE.......................................................................................1

1.1      Agreement to Sell and Purchase...........................................................................1
1.2      Purchase Price...........................................................................................1
1.3      Indemnity Escrow Deposit.................................................................................1
1.4      Closing Purchase Price Adjustment........................................................................2
1.5      Waiver and Consent.......................................................................................4

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS..............................................................4

2.1      Due Authorization........................................................................................4
2.2      Due Organization of the Company..........................................................................4
2.3      Capitalization...........................................................................................4
2.4      Ownership of Member Interests............................................................................5
2.5      Subsidiaries/Investments.................................................................................5
2.6      Conflicts................................................................................................5
2.7      Licenses/Compliance with Law.............................................................................6
2.8      Financial Statements.....................................................................................6
2.9      No Adverse Change........................................................................................6
2.10     No Undisclosed Liabilities...............................................................................7
2.11     Title to and Condition of Assets.........................................................................7
2.12     Litigation...............................................................................................8
2.13     Real Property............................................................................................8
2.14     Intellectual Property....................................................................................8
2.15     Customer Contracts and Other Agreements..................................................................9
2.16     Employees...............................................................................................10
2.17     Employee Benefit Plans..................................................................................10
2.18     Receivables.............................................................................................12
2.19     Accounts Payable........................................................................................12
2.20     Broker's and Finder's Fees..............................................................................12
2.21     Labor Practices.........................................................................................12
2.22     Claims..................................................................................................12
2.23     Insurance...............................................................................................12
2.24     Bank Accounts...........................................................................................13
2.25     Consents................................................................................................13
2.26     Environmental Matters...................................................................................13
2.27     Taxes...................................................................................................13
2.28     Transactions With Affiliates............................................................................14
2.29     Improper Payments.......................................................................................15
2.30     Costs and Expenses......................................................................................15
2.31     Full Disclosure.........................................................................................15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................................15

3.1      Due Organization of Purchaser...........................................................................15
3.2      Due Authorization.......................................................................................15
3.3      Broker's and Finder's Fees..............................................................................16
3.4      Consents................................................................................................16
3.5      Disclosure..............................................................................................16

ARTICLE IV CONDITIONS PRECEDENT TO OBLIGATIONS...................................................................16

4.1      Conditions to Obligations of Sellers....................................................................16
4.2      Conditions to Obligations of Purchaser..................................................................17

ARTICLE V CLOSING................................................................................................20

5.1      Closing.................................................................................................20
5.2      Actions by Sellers......................................................................................20
5.3      Actions by Purchaser....................................................................................20
5.4      Post-Closing Escrow Agreement/Sellers Agent.............................................................20

ARTICLE VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY POST-CLOSING AGREEMENTS.........................21

6.1      Representations and Warranties to Survive...............................................................21
6.2      Access to Records Following Closing.....................................................................21
6.3      Tax Matters and Post-Closing Cooperation................................................................22
6.4      Indemnity...............................................................................................22
6.5      Indemnity Procedures....................................................................................25
6.6      Limitations on Indemnification..........................................................................26
6.7      Remedies; Default; Notice and Cure......................................................................27
6.8      Public Communications...................................................................................27

ARTICLE VII NON-COMPETITION......................................................................................27

7.1      Covenant Not to Compete; Non-Solicitation...............................................................27
7.2      Non-Disclosure..........................................................................................28
7.3      Nondisparagement........................................................................................28
7.4      Reasonableness; Reformation.............................................................................29
7.5      Remedies for Breach.....................................................................................29

ARTICLE VIII ARBITRATION.........................................................................................29

8.1      Arbitration Procedure...................................................................................29
8.2      Step One................................................................................................30
8.3      Step Two................................................................................................30
8.4      Step Three..............................................................................................31
8.5      Self-Execution..........................................................................................31
8.6      Arbitrator's Fees.......................................................................................31

8.7      Rules Governing Arbitration.............................................................................31
8.8      Entry of Award..........................................................................................31
8.9      Injunctive Relief.......................................................................................31

ARTICLE IX MISCELLANEOUS.........................................................................................32

9.1      Waiver and Amendment....................................................................................32
9.2      Entire Agreement........................................................................................32
9.3      Schedules...............................................................................................32
9.4      Descriptive Headings....................................................................................32
9.5      Defined Terms...........................................................................................32
9.6      Notices.................................................................................................32
9.7      Expenses................................................................................................33
9.8      Assignment..............................................................................................34
9.9      Choice of Law...........................................................................................34
9.10     Attorney's Fees and Costs...............................................................................34
9.11     Counterparts............................................................................................34

LIST OF EXHIBITS

EXHIBIT A      -  Seller Member Interests/Purchase Price Allocation
EXHIBIT B      -  Post-Closing Escrow Agreement
EXHIBIT C      -  Purchase Price Allocation


LIST OF SCHEDULES

Schedule 2.1      Certificate of Formation and Operating Agreement of the
                  Company
Schedule 2.7      Licenses
Schedule 2.8      Company Financial Statements
Schedule 2.9      Adverse Changes
Schedule 2.12     Litigation
Schedule 2.13     Office Leases
Schedule 2.15(a)  Customer Contracts
Schedule 2.15(b)  Nurses
Schedule 2.15(c)  Other Contracts
Schedule 2.16     Employees
Schedule 2.17     Employee Benefit Plans
Schedule 2.18     Aged Account Receivables Report
Schedule 2.22     Claims
Schedule 2.23     Insurance
Schedule 2.24     Bank Accounts
Schedule 2.25     Consents
Schedule 2.27     Taxes
Schedule 2.28     Affiliate Transactions
Schedule 7.1      Relatives of Sellers

                       MEMBER INTERESTS PURCHASE AGREEMENT

         This Member Interests Purchase Agreement ("Agreement") is made June 13, 2002 by and among Lara Mac, Steve MacEachern, Vickie Lotz and Obstetrical Nurses, Inc., a California corporation, (individually a "Seller" and collectively the "Sellers") and Horizon Health Corporation, a Delaware corporation ("Purchaser").

         WHEREAS, the Sellers own all the outstanding member interests (collectively, the "Member Interests") of ProCare One Nurses, LLC, a Delaware limited liability company (the "Company"); and

         WHEREAS, the Purchaser desires to acquire from the Sellers and the Sellers desire to sell to the Purchaser, for the consideration hereinafter provided, all of the Member Interests;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                PURCHASE AND SALE

        1.1 Agreement to Sell and Purchase. On the Closing Date (hereinafter defined) and subject to the terms and conditions hereof, the Sellers shall sell, assign and convey the Member Interests to the Purchaser and the Purchaser shall purchase the Member Interests from the Sellers.

        1.2 Purchase Price. The total aggregate purchase price for the Member Interests to be paid at the Closing shall be Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the "Closing Purchase Price"). The Closing Purchase Price shall be allocated to each Seller as reflected on Exhibit A attached hereto based on the respective Member Interests held by each respective Seller. The Closing Purchase Price shall be subject to adjustment as specified in Section 1.4 below (as so adjusted, the "Purchase Price"). The Closing Purchase Price less the Escrow Deposit to be made by Purchaser in accordance with Section 1.3 below shall be payable by Purchaser by wire transfer of immediately available federal funds to the accounts of the Sellers on the Closing Date.

        1.3 Indemnity Escrow Deposit. At the Closing, the Purchaser shall deposit the aggregate sum of One Million Five Hundred Sixty-Two Thousand Five Hundred Dollars ($1,562,500) of the Closing Purchase Price with First Bank & Trust, as escrow agent (the "Escrow Agent"), by wire transfer of immediately available funds to the account of the Escrow Agent (the "Escrow Deposit" and, together with all earnings thereon, the "Escrow Funds"). The Escrow Deposit shall be allocated among the Sellers in accordance with Exhibit A. The Escrow Funds will be held, invested and disbursed by the Escrow Agent as specified in and pursuant to the terms and conditions of an escrow agreement in the form attached hereto as Exhibit B (the "Post-Closing Escrow Agreement").

        1.4 Closing Purchase Price Adjustment.


                (a) As promptly as practicable following the Closing Date, but in no event later than ninety (90) days thereafter, the Purchaser shall prepare and deliver to the Sellers Agent (hereinafter defined) a certificate setting forth the Working Capital (defined below) of the Company as of the Closing Date (immediately prior to the Closing and without giving effect to the Closing) computed in accordance with the terms of this Agreement (the "Closing Working Capital"), and setting forth the computation and components thereof in reasonable detail (the "Statement of Closing Working Capital").

                (b) On the forty-fifth (45th) day after the date on which the Statement of Closing Working Capital have been delivered to the Sellers Agent (or such earlier date as the Sellers Agent notifies the Purchaser in writing), if the Closing Working Capital shown on the Statement of Closing Working Capital is not disputed by the Sellers Agent pursuant to Section 1.4(c) hereof, then (i) in the event that the Closing Working Capital exceeds the Base Working Capital (hereafter defined), the Purchaser shall pay to the Sellers on the same proportionate basis as the Closing Purchase Price was paid to Sellers by bank wire transfer the amount by which the Closing Working Capital exceeds the Base Working Capital, (ii) in the event that the Closing Working Capital equals the Base Working Capital, the Purchase Price shall equal the Closing Purchase Price and no adjustment shall be made pursuant to this Section 1.4 and (iii) in the event that the Base Working Capital exceeds the Closing Working Capital, the Escrow Agent shall pay out of the Escrow Funds to the Purchaser by bank wire transfer the amount by which the Base Working Capital exceeds the Closing Working Capital. It is understood and agreed that, if the Sellers Agent does not deliver a Dispute Notice to the Purchaser within forty-five (45) days after the receipt by the Sellers Agent of the Statement of Closing Working Capital, then the Statement of Closing Working Capital as submitted by the Purchaser shall be deemed accepted in all respects by the Sellers and shall be final and binding upon the parties hereto.

                (c) If the Sellers Agent disputes the Closing Working Capital shown on the Statement of Closing Working Capital, the Sellers Agent shall give written notice (the "Dispute Notice") to the Purchaser within the forty-five
(45) day period specified in subparagraph (b) above, which Dispute Notice shall specify in reasonable detail the reasons for such disagreement and the amount in dispute. If the Sellers Agent and the Purchaser are unable to resolve the disputed matters within thirty (30) days after receipt by the Purchaser of the Dispute Notice, all disputed matters raised in the Dispute Notice and not so resolved shall be submitted to (i) the Denver, Colorado office of Deloitte & Touche LLP and, if such firm refuses to accept such engagement, then (ii) the Denver, Colorado office of the next nationally recognized independent accounting firm which is listed in alphabetical order, excluding, however, PriceWaterhouseCoopers, L.L.P. (such firm which handles the engagement referred to herein as the "Independent Auditor") for final resolution in accordance with the terms and provisions of this Agreement. Each party shall be permitted to submit to the Independent Auditor a written statement in support of its position with respect to the disputed matters raised in the Dispute Notice and not resolved. The Independent Auditor's resolution of any such dispute shall be reflected in a written report which the Purchaser and Sellers Agent shall use their respective best efforts to cause to be delivered promptly to the Sellers Agent and the

Purchaser, which written report shall, in addition to setting forth the resolution of the disputed matters, set forth the Closing Working Capital as determined in accordance with the terms hereof and shall set forth, after giving effect to the foregoing determinations, which of clauses (i), (ii) or (iii) of subsection (c) above is applicable in the circumstances (all of the foregoing, the "Independent Auditor's Determination"). The Sellers Agent and the Purchaser shall use their respective best efforts to cause the Independent Auditor to make the Independent Auditor's Determination as soon as possible, but in no event later than forty-five (45) days after receipt of the disputed matters. The Independent Auditor's Determination shall be final and binding upon the parties hereto. The Independent Auditor's resolution of disputed matters shall be limited to matters of dispute which are raised in the Dispute Notice and not resolved by the Sellers Agent and the Purchaser. One-half of all fees and disbursements of the Independent Auditor shall be paid by the Sellers and one-half of such fees and disbursements shall be paid by the Purchaser. Any payment to be made as a consequence of the decision of the Independent Auditor shall be made, free and clear of any deductions or set-off, not later than three business days after the receipt of such written report by the Sellers Agent and the Purchaser, in accordance with the provisions of clauses (i) through (iii) of
Section 1.4(b), as applicable.

                (d) For the purposes of this Section 1.4, the terms:

                        (i) "Liabilities" means the amount of all accrued and unpaid liabilities of the Company as of the Closing Date; provided, however, that accrued vacation and sick leave shall not be included.

                        (ii) "Current Assets" means the total amount of those assets of the Company as of the Closing Date consisting of all cash, accounts receivable (excluding, however, any receivable from a Seller), prepaid expenses, marketable securities held in the name of the Company, undeposited checks payable to the Company in the possession of the Company, prepaid rent and prepaid insurance.

                        (iii) "Closing Working Capital" shall mean the difference obtained by subtracting the Liabilities of the Company as of the effective time of the Closing from the Current Assets of the Company as of the effective time of the Closing.

                        (iv) "Base Working Capital" shall mean a positive $2,703,688.

                (e) All amounts paid pursuant to this Section 1.4 shall be paid by bank wire transfer of immediately available funds and shall bear interest from and after the end of the 45-day period (as described in Section 1.4(b)), until paid, at the per annum rate equal to the lower of (a) six percent (6%) plus the prime rate of JP Morgan Chase Bank (or its successors), as in effect from time to time, on the basis of a 365-day year and the actual number of days elapsed or (b) the highest rate permitted by applicable law.

                (f) During the time periods specified in this Section 1.4, the Purchaser shall afford the Sellers Agent and her representatives access to the books and records of the Company and, upon reasonable prior notice and without unreasonable disruption, to the employees of the Company, and afford the Sellers Agent and her representatives with the opportunity to participate in and consult with the Purchaser in connection with the preparation by the Purchaser of the Closing Balance Sheet and the Statement of Closing Working Capital.

        1.5 Waiver and Consent. Each Seller hereby waives any preemptive right or right of first refusal which such Seller may hold under the Operating Agreement (hereinafter defined) with respect to the sale of the Member Interests by the other Sellers pursuant to this Agreement and hereby consents to such sale for the purposes of the Operating Agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers, jointly and severally, hereby represent and warrant to Purchaser that, as of the Closing Date:

        2.1 Due Authorization. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding agreement of each Seller enforceable in accordance with its terms. The execution and delivery of this Agreement by Obstetrical Nurses, Inc. and the performance of this Agreement by Obstetrical Nurses, Inc. have been duly authorized by all requisite corporate actions of the directors and shareholders of such corporation.

        2.2 Due Organization of the Company. The Company is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware with all requisite power and authority to conduct its business operations as being conducted on the Closing Date. The Company has qualified as a foreign limited liability company authorized to do business in the States of California and Michigan but has not so qualified in any other jurisdiction. There are no jurisdictions, other than the States of California and Michigan, where the failure to be so authorized would have a material adverse effect on the business (financial or otherwise) or operations of the Company. A complete and accurate copy of the certificate of formation and the limited liability company agreement (the "Operating Agreement") of the Company, as amended and in effect on the Closing Date, are attached to this Agreement as
Schedule 2.1.

        2.3 Capitalization. Each of the Sellers owns a member interest in the Company as set forth in the Operating Agreement and, other than the Member Interests owned by the Sellers, there are no other outstanding member interests in the Company. Each of the Member Interests of the Sellers is uncertificated. All of the outstanding Member Interests of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are owned of record and beneficially by the Sellers. There are no outstanding subscriptions, warrants, options, calls, commitments, convertible or exchangeable securities, or other rights or agreements to purchase or acquire any member interest or other form of equity interest in the Company to which the Company or any Seller is a party or by which the Company or any Seller is bound. Except for the Operating Agreement and this Agreement, there are no agreements concerning the issuance, voting, transfer, acquisition or disposition of the Member Interests of the Company to which the Company or any Seller is a party or by which the Company or any Seller is bound.

        2.4 Ownership of Member Interests. The Sellers are the unconditional sole legal, beneficial, record and equitable owner of the Member Interests as specified in Section 2.3 above, free and clear of any and all liens and claims, security interests, options, voting agreements or trusts, proxies, preemptive rights, rights of first refusal or other restrictions or interests of any kind or nature whatsoever except restrictions on transfer under applicable securities laws (collectively, "Claims"). As of the Closing Date, the Sellers will own all of the outstanding Member Interests in the Company, free and clear of any and all Claims except restrictions on transfer under applicable securities laws and the Sellers will have the unrestricted right and power to sell and transfer the Member Interests in the Company to the Purchaser. Upon transfer of the Member Interests in the Company by the Sellers to the Purchaser at the Closing in accordance with the terms hereof, the Purchaser will acquire good and valid title to all Member Interests in the Company, free and clear of any Claims, except solely for any liens created by the Purchaser in connection with the acquisition by the Purchaser of the Member Interests and except for restrictions on transfer under applicable securities laws and the Operating Agreement. As of the Closing Date, the Sellers will not have any option or other right to acquire from the Company or any other person or entity, nor any obligation or commitment to sell or otherwise transfer to any person, any member interest in the Company.

        2.5 Subsidiaries/Investments. The Company has no subsidiaries, whether direct or indirect. The Company has no equity interest or investment in, and does not possess any other right or obligation to purchase any equity interest or other investment in, and is not a partner of or joint venturer with, any other person or entity.

        2.6 Conflicts. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which a Seller or the Company is or will be a party do not on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to or bind a Seller or the Company; (ii) violate any law, rule or regulation applicable to a Seller or the Company which would have a material adverse effect on the business of the Company; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon any of the assets of the Company, under any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which a Seller or the Company is a party, or by which a Seller or the Company is bound; (iv) permit the acceleration of the maturity of any indebtedness of the Company; or (v) violate or conflict with any provision of the certificate of formation or Operating Agreement of the Company.

        2.7 Licenses/Compliance with Law. The Company has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its business operations as such are being conducted on the Closing Date, the absence of which would have a material adverse effect on the business (financial or otherwise) operations of the Company. In order to conduct its business operations as presently conducted, the Company is not required to hold any licenses, permits and other governmental approvals or authorizations except for the licenses currently held by the Company as set forth on Schedule 2.7 and except for any licenses, permits or other governmental approvals, the failure of which to have or hold does not and will not have a material adverse effect on the business of the Company as conducted on the closing date. The business of the Company as presently conducted complies in all material respects with all applicable laws and governmental rules, regulations and other requirements. The Company has complied with all rules and regulations of federal and state health care programs, including, without limitation, Medicare and Medicaid, and has not aided, abetted or assisted any third party in the commission of any act that consisted of a violation of such rules and regulations. The Company has made all filings with governmental agencies required for the conduct of its business operations. There are no judgments, consent decrees or injunctions of any court or any governmental department, commission, agency or instrumentality by which a Seller or the Company is bound or to which a Seller or the Company is subject which relate in any manner to the business of the Company. Neither the Company nor any Seller is subject to or has received any notice, subpoena, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality which relate in any manner to the business operations of the Company.

        2.8 Financial Statements. Sellers have delivered to Purchaser a copy of
(i) an unaudited financial statement of the Company as of December 31, 2001 consisting of a balance sheet at such respective date and the related statement of income for the twelve (12) month period then ended and (ii) an unaudited financial statement of the Company as of March 31, 2002 (the "Company Balance Sheet Date") consisting of a balance sheet of the Company at such date (the "Company Balance Sheet") and the related statement of income for the applicable month and year-to-date period then ended. Complete and accurate copies of all such financial statements are included as Schedule 2.8 (the "Company Financial Statements"). Except as set forth in Schedule 2.8, The Company Financial Statements present fairly in all material respects the financial position of the Company and the results of the operations, as of the respective dates thereof and for the respective periods covered thereby. The Company Financial Statements were prepared from the books and records of the Company. At the Company Balance Sheet Date, the Company owned each of the assets included in the Company Balance Sheet.

        2.9 No Adverse Change. Except as set forth in Schedule 2.9, since December 31, 2001, the business of the Company has been conducted only in the ordinary and usual course and there has not been (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of the Company (financial or otherwise) exclusive of any general economic factors affecting the nurse staffing industry in general; (ii) any loss or damage (whether or not covered by insurance) to any of the assets of the Company which materially affects or impairs the ability of the Company to conduct its business operations as previously conducted or any other event or condition of any character which has materially and adversely affected the business operations of the Company; (iii) the attaching, placing or granting of, or the agreement to attach, place or grant, any encumbrance on any of the assets of the Company; (iv) any sale or transfer of any asset of the Company which is material to the operation of the Company; (v) any material changes in the terms of, or defaults under, any material contract of the Company; (vi) any material change in the accounting systems, policies or practices of the Company; (vii) any knowing waiver by or on behalf of the Company of any rights which have any material value; (viii) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets) by the Company;
(ix) any transfer or right granted by the Company of or under any material lease, contract, license, agreement, patent, trademark, trade name, service mark or copyright; (x) any mortgage, pledge, or imposition of any lien or other encumbrance on any material asset of the Company; (xi) any default or breach by the Company in any material respect under any material contract, license, or permit; or (xii) any agreement relating to or contemplating any of the foregoing not in the ordinary and usual course of business.

        2.10 No Undisclosed Liabilities. The Company has no material indebtedness or other liabilities which are not adequately disclosed and reflected or reserved against on the Company Balance Sheet, except solely liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice which, in the aggregate, would not have a material adverse effect on the business (financial or otherwise), assets or operations of the Company. On the Closing Date, the Company had no receivables, payables or indebtedness from or to any Seller or any other amounts due to or due from a Seller.

        2.11 Title to and Condition of Assets. The Company has good and marketable title to all the assets reflected in the Company Balance Sheet, free and clear of any liens, security interests, restrictions, claims, encumbrances, and charges of any kind whatsoever except those which do not have a material adverse impact on either the value of the asset or the ability of the Company to use the asset in its ongoing operations. The Sellers do not know of any potential action or assertion of rights, including condemnation, by any party, governmental or other, and no proceedings with respect thereto have been instituted, that would materially affect the ability of the Company to conduct its business as being conducted on the Closing Date. The Company has the right to use, whether by ownership, leasing, licensing or otherwise, the assets reasonably necessary to permit the business and operations of the Company to be conducted on substantially the same terms as such business is being conducted on the Closing Date, including, without limitation, the two 800 telephone numbers currently used in the business operations of the Company. To the knowledge of Sellers, except for violations which will not have a material adverse effect on the business of the Company, none of the assets owned, leased or used by the Company in its operations materially violates or fails to comply in any material respect with any applicable federal, state or local health, fire, environmental, safety, zoning, building or other codes, laws, rules or regulations and the Company has not received any notice of an alleged violation thereof.

        2.12 Litigation. No material investigation or review by any governmental entity with respect to the Company or the Sellers is pending or, to the knowledge of the Sellers, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same. There is no action, suit, or administrative, condemnation, arbitration or other proceeding (including proceedings concerning pension plans, labor disputes or grievances or union recognition) pending or, to the knowledge of the Sellers, threatened against or affecting the Company to which the Company or a Seller is a party, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality. There are no pending or, to the knowledge of the Sellers, threatened governmental investigations by any federal, state or local government or any subdivision thereof or by any public or private group which assert or allege any violation of or non-compliance with any governmental requirements by the Company or which would have the effect of materially and adversely limiting, prohibiting or changing the business operations of the Company as presently conducted. Neither the Company nor a Seller is now, or has been, a party to any injunction, order or decree restricting the method or geographic area under which the Company may conduct business operations or the marketing or sale of any of its products or services. Schedule 2.12 sets forth all litigation, investigation or administrative proceedings to which the Company has been a party during the three (3) years immediately preceding the Closing Date and the disposition of each such matter.

        2.13 Real Property. The Company does not own any real property and, except for the leased real property described below, no real property is necessary to conduct the business operations of the Company as being conducted on the Closing Date. The Company leases its business offices pursuant to those certain office leases set forth on Schedule 2.13 (the "Office Leases"). True, complete and correct copies of the Office Leases as the same have been amended or modified on or prior to the Closing Date has been delivered to Purchaser. The Office Leases are in full force and effect and there are no outstanding defaults or disputes under the Office Leases.

        2.14 Intellectual Property. The Company has no copyrights, trade names, trademarks, service marks or other intellectual property that the Company uses in its business operations other than the common law tradename "ProCare One Nurses." The Company has rights to use all trade secrets, inventions, processes, designs, know-how and formula which are utilized by the Company in the business operations of the Company as presently conducted. There is no adverse claim of infringement against the Company, and, to the knowledge of Sellers, there is no threatened claim of infringement. To the knowledge of Sellers, the Company does not utilize any intellectual property or proprietary trade secret information which infringes any trademark, trade name, service mark, copyright or patent of another, and the Company has not received any notice contesting its right to use any trade name, intellectual property or proprietary trade secret information now used by it in connection with its business operations. The Company has not granted any license to a third party in respect of any of its intellectual property. The Company has entered into a Software

Agreement with Mark London for the rights by the Company of the computer software program known as "Super Staffer" utilized in its California operations. A true and correct copy of which agreement has been provided to Purchaser. The Company has the right to use without payment of any licensing fees the computer software program known as the "Scheduler" utilized in its Michigan operations.

        2.15 Customer Contracts and Other Agreements.


                (a) Customer Contracts. Schedule 2.15(a) lists the thirty largest customers of the Company in terms of revenues to the Company and the amount of such revenues of each such customer for the twelve (12) months period ended March 31, 2002. True, complete and correct copies of the contracts with the customers listed in Schedule 2.15(a) as the same have been amended or modified on or prior to the Closing Date have been delivered to Purchaser by the Company (the "Customer Contracts"). Except for the Customer Contracts listed on
Schedule 2.15(a) and Traveling Nurse Agreements in effect on the Closing Date, the Company has no other contracts pursuant to which it is obligated to provide services to any customer. Except to the extent disclosed on Schedule 2.15(a) (i) all of the Customer Contracts listed on such Schedule 2.15(a) are in full force and effect, have not been terminated or canceled and no notice of termination or cancellation has been given or received, (ii) the Company has not been advised and the Sellers had no knowledge that the other party thereto intends to cancel any Customer Contract, (iii) there are no material outstanding disputes under any Customer Contract, (iv) each Customer Contract is with an unrelated third party entered into on an arms-length basis in the ordinary course of business,
(v) there are no material defaults under any of the Customer Contracts (vi) there has been no material breach or violation of, or default under, any of the Customer Contracts which has been waived, either permanently or temporarily, by the other party to such contract, (vii) there are no verbal amendments, modifications or other understandings relating to any of the Customer Contracts which are legally binding on the parties thereto and which obligate the Company to provide services to any customer, and (viii) except as shown in the Customer Contracts, the Company has no obligation or liability to refund all or any portion of the fees that have been paid under any of the Customer Contracts. The Company has not assigned in whole or in part any of its rights or obligations under the Customer Contracts.

                (b) Nurses. All nurses employed by the Company are listed in
Schedule 2.15(b) ("Nurses"). All payments due to Nurses through the last pay period prior to the Closing Date have been fully and timely paid by the Company and there are no outstanding past due amounts payable to the Nurses.

                (c) Other Contracts. Except as set forth in Schedule 2.15(c), other than the Customer Contracts and the Office Leases and, except as shown on
Schedule 2.16, there are no other contracts or agreements to which the Company is a party which are (1) necessary for the business operations of the Company or
(2) which are material in amount, duration or any other respect or (3) which restricts or limits in any manner the way the Company conducts its business operations or (4) under which the Company has any indemnity, surety, guarantee or other contingent liability obligation or (5).any contract under an agent or broker acting on behalf of the Company

(collectively the "Other Contracts"). Sellers have delivered to Purchasers true, complete and correct copies of the Other Contracts as the same have been amended or modified on or prior to the Closing Date. All of the Other Contracts are in full force and effect. There are no outstanding disputes under any of the Other Contracts and there are no outstanding defaults or violations under any of the Other Contracts.

                2.16 Employees. Schedule 2.16 hereto lists in accurate and complete detail all employees of the Company as of the Effective Date, their job titles, rates of compensation, accrued vacation, holiday and sick leave and compensation time as of the most recent regular payroll date of the Company immediately preceding the Closing Date, a description of any severance pay arrangements, and the amounts payable with respect to accrued vacation and compensation time as of the most recent payroll date of the Company immediately preceding the Closing Date. Except as shown on Schedule 2.16, the Company is not bound by any written contract of employment with any of its employees or by any consulting or similar agreements. All oral employment contracts are terminable at will, subject to applicable law. Except as set forth in Schedule 2.16, the Company is not a party to any employment or other agreement, whether written or oral, pursuant to which the Company has agreed to make a loan to, or guarantee any loan of, any employee or relating to any bonus, deferred compensation, severance pay or similar plan, agreement, arrangement or understanding. Except as listed on Schedule 2.16, the Company has no other type of profit sharing, deferred compensation, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employees.

                2.17 Employee Benefit Plans. Except as disclosed in Schedule
2.17:

                        (a) The Company has no Welfare Plan (as defined in
Section 3(1) of The Employee Retirement Income Security Act of 1974, as amended ("ERISA")), no Pension Plan (as defined in Section 3(2) of ERISA), or any other type of pension, retirement, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employees. The Company has complied with all requirements of Sections 6001 through 6008 of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") with respect to itself and its employees.

                        (b) The Company does not maintain or contribute to, and has not in the five (5) year period immediately prior to the Closing Date maintained or contributed to, any Pension Plan or Welfare Plan, nor is the Company presently, or has it ever been, a participating employer in any Multiemployer Plan (as defined in ERISA Section 3(37) or Section 414(f) of the
Code).

                        (c) With respect to each Pension Plan and each Welfare Plan listed on Schedule 2.17, to the knowledge of the Sellers: (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of any such plan currently in effect by The Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither the

Company nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject the Company to any material tax or any material penalty imposed by ERISA or the Code; (iii) the Company has not incurred any material liability to the PBGC (other than for payment of premiums); (iv) the Company has contributed all amounts thereto it is required to contribute under the terms of the plan in question and applicable law, and there is no accumulated funding deficiency with respect to any Pension Plan or Welfare Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not pending or, to the knowledge of Sellers, threatened any claim by or on behalf of or against any Pension Plan or Welfare Plan by any employee or former employee covered or previously covered under any Pension Plan or Welfare Plan, or otherwise involving any Pension Plan or Welfare Plan.

        (d) There has been no termination of any Pension Plan or Welfare Plan by the Company during the five-year period prior to the Effective Date.

        (e) The Sellers have no knowledge of any material liability being incurred under Title IV of ERISA by the Company with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, the Company, within the meaning of Sections 4.14(b) or (c) of the Code.

        (f) No Welfare Plan listed on Schedule 2.17 is funded with a trust or other funding vehicle, other than insurance policies.

        (g) Each Welfare Plan, Pension Plan, and any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is maintained, administered, and operated in material compliance with all applicable laws, including but not limited to, ERISA and the Code.

        (h) Each Pension Plan listed on Schedule 2.17 which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "Service") as to the qualification under the Code of each such Pension Plan and each such Pension Plan complies with the Tax Reform Act of 1986 and all applicable, subsequent legislation, and, to the knowledge of Sellers and the Company, no event has occurred since the date of such favorable determination letter that would adversely affect such qualification.

        (i) No bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is payable or exercisable as a result of the consummation of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated or otherwise enhanced by such transaction.

True, correct and complete copies of each Pension Plan and Welfare Plan listed on Schedule 2.17 as amended to and in effect on the Effective Date; any agreements entered into in connection with each such Pension Plan and Welfare Plan; the most recent annual report filed with the Service for each such Pension Plan and Welfare Plan; the most recent actuarial report, if any, for each such Pension Plan and Welfare Plan; the most recent summary plan description, together with each summary of material modifications; and any other communication generally disseminated to employees or former employees of Seller and describing benefits provided under each such Pension Plan and Welfare Plan, have been delivered to Purchaser.

        2.18 Receivables. All accounts receivable, notes receivable and other receivables (the "Receivables") of the Company reflected in Company Balance Sheet represent and result from transactions in the ordinary course of business. In addition, to the knowledge of the Company and the Sellers, all receivables are collectible and none of such receivables will have to be written off as bad debt expense in future months. An aged accountants receivable report of the Company as of April 30, 2002 is attached as Schedule 2.18 to this Agreement.

        2.19 Accounts Payable. The accounts payable and accrued expenses reflected on the books of the Company on the Closing Date will reflect all such amounts in all material respects. No account payable or accrued expense of the Company is past due or otherwise in default.

        2.20 Broker's and Finder's Fees. Other than Oxford Mergers and Acquisitions, Inc., no agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, the Sellers or the Company is or will be entitled to any broker's or finder's fee, commission or bonus from any of the parties hereto in connection with this Agreement or the consummation of the transactions contemplated hereby.

        2.21 Labor Practices. The Company has no collective bargaining or other labor union agreements. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board. There is no pending or, to the knowledge of Sellers, threatened labor dispute, strike or work stoppage affecting the Company, nor has there been any of the same or any labor union organizing activity relating to the Company within the three (3) year period immediately prior to the Effective Date.

        2.22 Claims. Schedule 2.22 lists all liability, medical or professional malpractice claims involving the Company or any of its employees for the three
(3) year period prior to the Closing Date.

        2.23 Insurance. Set forth on Schedule 2.23 hereto is a list as of the Effective Date of all insurance policies and coverages (other than health and life insurance covered by Section 2.17 hereof) maintained by or for the Company including, but not limited to, life insurance, real and personal property insurance, comprehensive liability insurance, automobile liability insurance, workers' compensation insurance, professional liability insurance, medical malpractice insurance, excess insurance and umbrella insurance.

        2.24 Bank Accounts. Set forth in Schedule 2.24 hereto is a list as of the Closing Date hereof of all bank and securities accounts maintained by or on behalf of the Company, and a list of persons authorized to sign on behalf of the Company with respect to each such account.

        2.25 Consents. Schedule 2.25 lists all consents required from third parties for the consummation of the transactions contemplated by this Agreement (the "Consents"). Except as reflected on Schedule 2.25, no other consents, approvals, or authorizations of any person, entity or governmental agency, including, without limitation, consents under the Customer Contracts, the Provider Contracts, the other Contracts and the Office Leases are required in connection with the consummation of the transactions contemplated by this Agreement.

        2.26 Environmental Matters. The Company has not received any notice from any governmental authority or private person or entity advising that the operations of the Company is or has been in violation of any environmental law or any applicable environmental permit or that the Company is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, hazardous or toxic wastes, substances or materials. The Company is not the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of any environmental laws.

        2.27 Taxes. All reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes (hereinafter defined), including information returns or reports with respect to backup withholding and other payments to third parties ("Returns") of the Company required by law to be filed on or prior to the Closing Date have been prepared and properly filed or valid extensions obtained. All Taxes imposed upon the Company or any of its properties, assets or income which are due and payable on or before the Closing Date or claimed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government ("Taxing Authority") to be due and payable on or before the Effective Date have been paid. The term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, for which (i) the Company is liable or to which (ii) any individual, trust, corporation, partnership or any other entity as to which the Company is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations (individually and collectively, the "Group") is required to pay, withhold or collect. The Company utilizes the cash method of accounting for tax purposes.

         There are no claims for Taxes pending against the Company nor any liens (other than for current Taxes not yet due and payable) upon the assets of the Company, and the Sellers do not know of any threatened claim for tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by the Sellers or the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Service or any other Taxing Authority.

         Except as reflected on Schedule 2.27, the Federal income tax returns of the Company have not been examined or audited by the Service, no material issues have been raised in any examination by any Taxing Authority with respect to the business and operations of the Company which could be expected to result in a proposed adjustment to the liability of the Company for Taxes for any period.

         Since its inception, the Company has elected at all times to be taxed as a partnership.

         No member of the Company is a person other than a United States person within the meaning of the Code.

         The Company has paid or is withholding and has or will pay when due to the proper Taxing Authorities all withholding amounts and taxes required to be withheld or paid for all income, unemployment, social security, Medicare or other similar Taxes, programs or benefits with respect to wages, salary and other compensation of directors, officers and employees of the Company. No independent contractor of the Company should have been treated as an employee for federal and state income tax purposes and state workers compensation purposes but has not so treated.

         The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

         2.28 Transactions With Affiliates. Except as set forth in Schedule 2.28, there are no loans, notes, leases, agreements, contracts or other transactions between the Company and any present or former member, manager, director or officer of the Company, Seller, or any member of such member's, manager's or officer's immediate family. Except as set forth in Schedule 2.28, no member, manager or officer of the Company nor any of their respective spouses or family members owns directly or indirectly on an individual or joint basis, any material interest in, or serves as an officer or director of, or in any similar capacity for, any competitor, customer, provider or supplier of the Company or any organization which has a material contract or arrangement with the Company.

        2.29 Improper Payments. Neither the Company nor any member, manager, officer, employee or agent of the Company has made any unlawful bribes, kickbacks or other payments on behalf of the Company to, or received any such payments from, customers, vendors, suppliers or other persons contracting with the Company and has not proposed or offered to make or receive any such payments. The Company has not knowingly made any such payments in violation of any policy of a customer.

        2.30 Costs and Expenses. Any costs or expenses including, without limitation, investment advisors, brokers, accountant and attorneys' fees, for services as a result of or in connection with the preparation, negotiation, execution or performance of this Agreement which have not been paid by the Company prior to the Closing Date will be included as "Liabilities" for the purposes of Section 1.4 of this Agreement. Notwithstanding any provisions of this Agreement that might be construed to the contrary, the Sellers and not the Company shall pay any fee or commission or expenses due to Oxford Mergers and Acquisitions, Inc.

        2.31 Full Disclosure. This Agreement and the documents, certificates and other writings furnished or to be furnished by or on behalf of the Sellers to Purchaser pursuant to the provisions of this Agreement do not and will not contain any untrue statement of material fact nor, to the Sellers' knowledge, omit to state any material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to the Sellers that, as of the Effective Date hereof and as of the Closing Date:

        3.1 Due Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to conduct its business operations as being conducted on the Effective Date.

        3.2 Due Authorization. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Purchaser is or will be a party does not on the Effective Date, and will not on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to Purchaser; (ii) violate any law, rule or regulation binding on Purchaser; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon, any of the assets of Purchaser under any of the terms, conditions, or provisions of any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser or its assets are bound; (iv) violate or conflict with any provision of the certificate of incorporation or bylaws of Purchaser, and (vi) has been duly authorized by all requisite corporate action of Purchaser.

        3.3 Broker's and Finder's Fees. No agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, Purchaser is or will be entitled to any broker's or finder's fee, commission or bonus from any of the parties hereto in connection with this Agreement or the consummation of any of the transactions contemplated hereby.

        3.4 Consents. No consents, approvals, or authorizations of any person, entity or governmental agency are required in connection with the consummation of the transactions contemplated by this Agreement.

        3.5 Disclosure. Purchaser is not aware on the Closing Date that any representation or warranty of the Sellers contained in this Agreement is incorrect.

                                   ARTICLE IV
                       CONDITIONS PRECEDENT TO OBLIGATIONS

        4.1 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, unless the Sellers shall waive such fulfillment in whole or in part in writing:

                (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by Sellers. Sellers shall have received a certificate of Purchaser, dated the Closing Date and duly executed by its chief executive officer or its principal financial officer, to such effect.

                (b) Purchaser shall have performed all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

                (c) No inquiry by any governmental agency or instrumentality shall have been made which would or could, and no action or proceeding shall have been asserted, threatened or instituted, and no decree, injunction, or judgment shall have been entered, to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or any part thereof, or to recover damages with respect thereto, or which, if such transactions are consummated, would materially and adversely affect the business, properties or assets of the Company.

                (d) All consents, waivers or approvals from any third party (including any required consents of third parties and any federal, state or local governmental agency or instrumentality consents) as may be necessary or appropriate in connection with Sellers' or the Company's execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby shall have been obtained.

                (e) The Sellers shall have received such other certificates, opinions, and documents as the Sellers or their counsel may reasonably require in order to consummate the transactions contemplated hereby all of which shall be in form and substance reasonably satisfactory to the Sellers and their counsel.

        4.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, unless Purchaser shall waive such fulfillment in whole or in part in writing:

                (a) The representations and warranties of the Sellers and the Company set forth in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by Purchaser.

                (b) Sellers shall have each performed all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

                (c) The Purchaser shall have received:

                        (i) Certificates as to the existence and good standing (or other appropriate certificates) of the Company from its jurisdiction of incorporation and any jurisdiction in which it is qualified as of a date not more than 20 days before the Closing;

                        (ii) A true and correct copy of the certificate of formation of the Company certified as true and correct by the Secretary of State or other appropriate governmental official of the Company's respectively jurisdiction of incorporation and a copy of the operating agreement of the Company certified as true and correct by the Secretary of the Company.

                        (iii) Certificates from the appropriate governmental agency or official in each jurisdiction where the Company conducts business operations as to the results of a search of the appropriate governmental records of any UCC-1 financing statements filed of record under the name of the Company as the debtor which search results shall reflect no UCC-1 financing statement of record evidencing any kind of lien or security interest in the assets of the Company.

                        (iv) The Purchaser shall have received such other certificates, instruments and other documents as the Purchaser or its counsel may reasonably require in order to consummate with the transactions contemplated hereby all of which shall be in form and substance satisfactory to Purchaser and its counsel.

                (d) Purchaser shall have received an opinion dated the Closing Date of David T. Mercer, counsel to the Sellers, in form and substance reasonably satisfactory to Purchaser to the effect that (i) the Company is a limited liability company organized, validly existing and in good standing under the laws of its state of incorporation, has the corporate power to own or lease its properties and carry on its business as now conducted, and is duly qualified as a foreign corporation in California and Michigan; (ii) the outstanding member interests of the Company and the record and beneficial owners of such member interests are as set forth in Exhibit A to this Agreement (as the same may be amended); (iii) the outstanding member interests of the Company owned by the Sellers are free of preemptive rights and, to such counsel's knowledge, subject to no options, warrants or rights to purchase or acquire any of such member interests by conversion or exchange of securities or otherwise; (iv) Obstetrical Nurses, Inc. has full corporate power to execute, deliver and perform this Agreement, and all corporate action of Obstetrical Nurses, Inc. necessary for such execution, delivery and performance has been duly taken; (v) neither the execution or delivery of this Agreement nor the performance hereof or thereof by the Company or a Seller will conflict with or result in the breach of any term of, or constitute a default under, the certificate of formation or operating agreement of the Company or any statute, rule or regulation applicable to the Company; and (vi) this Agreement and the agreements contemplated by this Agreement have been validly executed by each of the Sellers and each such agreement constitutes legal, valid and binding obligations of such parties, enforceable in accordance with its terms except to the extent that enforceability may be limited by applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights from time to time in effect, and general principles of equity. In giving such opinion, such counsel may limit their opinion to the laws of the State of California and the United States of America and rely upon opinions of other counsel and certificates of public officials, the Sellers and officers of the Company provided that with respect to opinions of other counsel such other counsel states that Purchaser is entitled to rely thereon. All such opinions may include assumptions, qualifications, and comments as are generally contained in legal opinions given in transactions similar to the transaction contemplated by this Agreement.

                (e) No inquiry by any governmental agency or instrumentality shall have been made which would or could, and no action, suit or proceeding shall have been asserted, threatened or instituted to, and no decree, injunction or judgment shall have been entered, restrain or prohibit the carrying out of the transactions contemplated by this Agreement or any part thereof, or to recover damages with respect thereto, or which, if such transactions are consummated, would materially and adversely affect the business, properties or assets of Purchaser or the Company.

                (f) All consents, waivers or approvals from any third party (including any required consents of third parties or any federal, state or local governmental agency or instrumentality consents) as may be necessary or appropriate in connection with Purchaser's execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained.

                (g) Since the Company Balance Sheet Date, there shall not have occurred any material adverse change in, or other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or can be reasonably expected in any one case or in the aggregate to materially adversely affect in the future, the condition (financial or otherwise), assets, liabilities, results or operations, business or prospects of the Company.

                (h) The Company shall have terminated its line of credit bank agreement with First Bank and provided to Purchaser satisfactory documentation of such termination and a UCC termination statement and any other documentation necessary to release all liens and security interests held by such bank in the assets of the Company.

                (i) The Company shall have received (and delivered copies thereof to Purchaser) duly executed resignation letters from Lara Mac and Steven MacEachern from all positions as a manager and officer of the Company, each of which resignations shall be effective on the Closing Date and shall acknowledge that there are no obligations, liabilities or amounts due from the Company to such respective individual; provided that such release shall not apply to any vested rights under any pension plan of the Company or any rights to indemnification by the Company for acts in their capacities as officers or employees of the Company arising out of matters occurring prior to the Closing Date but such indemnification shall not be applicable to any matter or claim as to which such party is obligated to indemnify the Company and Purchaser under this Agreement.

                (j) The Company shall have entered into employment agreements with certain key employees of the Company designated by Purchaser in form and substance and on terms satisfactory to Purchaser.

                (k) The Sellers shall have assigned and released to the Company all their right, title and interest in and to the tradename "ProCare One Nurses" and "ProCare Nurses."

                (l) On the Closing Date, the Company shall not hold any assets consisting of receivables owed to the Company by a Seller or any affiliate of a Seller.

                (m) The Company shall have received a written assignment of the office lease to its offices in Michigan and the consent of the landlord to such assignment.

                (n) Lara Mac shall have consented to the change of control of the Company for the purposes of the two leases to the Santa Anna, California office of the Company and amended such leases to reflect the expiration date of the term of each such lease as December 31, 2005.

                (o) The Company shall have received an acknowledgment of ownership or a written license agreement for the computer software program known as "Super Staffer" utilized by the Company in its California operations and for the computer software program known as the "Scheduler" utilized by the Company in its Michigan operations, both on terms satisfactory to Purchaser.

                (p) At the Closing, all the Sellers shall perform their obligations under this Agreement.

                                    ARTICLE V
                                     CLOSING

        5.1 Closing. The closing of the transactions contemplated by this Agreement shall take place simultaneously with the execution and delivery of this Agreement on June 13, 2002 effective as of 12:01 a.m. at the principal offices of the Company in Santa Anna, California (the date and time of the closing is herein referred to as the "Closing Date").

        5.2 Actions by Sellers. At the Closing:

                (a) Member Interests. The Sellers shall execute and deliver assignments in form and substance satisfactory to Purchaser duly transferring all the Member Interests in the Company to the Purchaser.

                (b) Post-Closing Escrow Agreement. The Sellers Agent shall execute and deliver the escrow agreement in the form of Exhibit B attached hereto (the "Post-Closing Escrow Agreement") and the sum of $1,562,500 out of the closing Purchase Price shall be deposited by the Purchaser into the escrow account contemplated by the Post-Closing Escrow Agreement.

                (c) Other Agreements. Seller shall have performed or shall perform all of the covenants and agreements contained in this Agreement to be performed or complied with by Seller on or before the Closing Date.

        5.3 Actions by Purchaser. At the Closing:

                (a) Payment. Purchaser shall pay the Closing Purchase Price to the Sellers.

                (b) Post-Closing Escrow Agreement. Purchaser shall execute and deliver the Post-Closing Escrow Agreement.

                (c) Other Agreements. Purchaser shall have performed or shall perform all of the covenants and agreements contained in this Agreement to be performed or complied with on or prior to the Closing Date.

        5.4 Post-Closing Escrow Agreement/Sellers Agent.

                (a) Escrow Funds. The Sellers expressly agree that the $1,562,500 Escrow Deposit shall be retained out of the Closing Purchase Price and deposited into the Escrow Agent pursuant to the Post-Closing Escrow Agreement. The portion of the Escrow Deposit to be withheld out of the Closing Purchase Price payable to each Seller is set forth in Exhibit A to this Agreement.

                (b) Limited Power of Attorney. The Sellers, jointly and severally, hereby make, constitute and appoint Lara Mac (referred to herein as "Sellers Agent"), as agent and attorney-in-fact, with full power of substitution, in his, her or its name, place and stead to (i) execute and deliver for and on behalf of the Sellers the Post-

Closing Escrow Agreement, (ii) retain and engage counsel and other professional consultants which, in the sole opinion of Sellers Agent, are required in connection with the Post-Closing Escrow Agreement, or required to defend any real, actual, threatened or pending claim, demand or action brought by Purchaser or any other person in connection with the satisfaction of liabilities of the Sellers under Article VII of this Agreement (Post-Closing Claims"), (iii) make, execute, sign acknowledge, swear to, record and file on each Shareholder's behalf all instruments that effect an amendment or modification of the Post-Closing Escrow Agreement or any documents, instruments or filings required to explain, protect against, defend or resolve any Post-Closing Claims, and (iv) take such other actions, execute such instruments and incur and pay such fees, costs and expenses as are necessary to effect the purpose and intent of this
Section 6.4. In addition, the Sellers Agent shall be authorized to act on behalf of the Sellers, to take all actions and to execute all documents and notices on behalf of Sellers as the Sellers Agent may deem necessary or appropriate for the purposes of Section 1.4 of this Agreement. The foregoing limited power of attorney (i) is coupled with an interest and shall be irrevocable and survive the death or incapacity of each Seller; (ii) may be exercised either by signing separately as attorney-in-fact for each Seller or, after listing all of the Sellers executing an instrument, by a single signature of the person acting as attorney-in-fact for each Seller or, after listing all of the Sellers executing an instrument, by a single signature of the person acting as attorney-in-fact for all of them; and (iii) shall survive the delivery of an assignment by a Seller of the whole or any portion of a Seller's interest in the Escrow Funds.

                                   ARTICLE VI
              SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY
                             POST-CLOSING AGREEMENTS

        6.1 Representations and Warranties to Survive. All statements contained in any agreement, certificate, instrument, schedule, or document delivered by or on behalf of a party pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the delivering party hereunder. All representations and warranties made by the parties in this Agreement shall be true at the Closing and shall survive the consummation of this Agreement and the Closing hereunder for a period of two years, ending at midnight on the second anniversary of the Closing Date; provided, however, that the indemnity obligation of the Sellers contained in Sections 6.4(a)(iii), (iv) and (v) of this Agreement shall survive for three years and provided further, however, that if, prior to the expiration of such respective period, the party hereto entitled to indemnification hereunder has either instituted a legal or arbitration proceeding against the other seeking indemnification or has had a legal proceeding instituted against it by a third party that is the subject of such indemnification, then the rights of the indemnified party to indemnification with respect to such liability shall continue until such liability shall have been finally determined and disposed of (including disposition by the expiration of the applicable statute of limitations with respect to such liability) and the party seeking indemnification shall diligently pursue a resolution of any such matter as quickly as practicable.

        6.2 Access to Records Following Closing. Purchaser and the Sellers agree that the books, records and files delivered to the control of Purchaser pursuant to this

Agreement to the extent they relate to the Escrow Deposit, the Adjustment to the Purchase Price under Section 1.4 or the filing or paying of Taxes remain in existence, each party (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Purchaser and the Sellers shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

        6.3 Tax Matters and Post-Closing Cooperation.

                (a) In order appropriately to apportion any Taxes imposed on the Company relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of the Company, and such period shall be treated as a "Short Period" and a "Pre-Closing Period" for purposes of this Agreement. In any case where applicable law does not permit the Company to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of the Company for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on wages paid or accrued, income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on wages paid or accrued, income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on the Company on a periodic basis for which the Closing Date is not the last day of a Short period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

                (b) Each of Sellers and Purchaser shall cooperate with the other and their respective representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of, and (ii) any administrative or judicial proceedings involving, any return of tax or information filed or required to be filed by or for the Company or Purchaser.

                (c) Tax Filings. The Sellers and Purchaser hereby accept the allocation of the Purchase Price set forth on IRS Form 8594 attached hereto as Exhibit C and shall act and make all filings in a manner consistent with such allocation.

        6.4 Indemnity. Subject to the limitations set forth in Section 6.6 below,

                (a) Sellers. Sellers, jointly and severally, shall indemnify and hold harmless the Company, Purchaser and the affiliates, subsidiaries, shareholders, directors, officers, and employees of Purchaser and the Company, from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney, investigation and consultant fees and costs, of any other kind whatsoever arising out of or resulting from any of the following:

                        (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of any of the Sellers or the Company under this Agreement (other than the provisions of Article VII of this Agreement) or under any other agreement or document executed and delivered by the Sellers at Closing hereunder;

                        (ii) Any and all federal income Taxes imposed on the Company or Obstetrical Nurses, Inc. in respect of its income or operations for any period prior to the Closing Date;

                        (iii) Any liability for the underpayment of premiums for workers compensation insurance (whether under a state fund or private carrier) for any policy period ending on or before June 26, 2001, whether such liability is a liability of the Company or Obstetrical Nurses, Inc.;

                        (iv) Any Plan Liability (defined below) relating to the Money Purchase Pension Plan of Obstetrical Nurses, Inc;

                        (v) Any Plan Liability (defined below) relating to the 401(k) Pension Plan of the Company; and

                        (vi) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                As used in this Section 6.4(a), the term "Plan Liability" shall mean any liability for: (1) any contributions required to be made at any time to the Obstetrical Money Purchase Pension Plan, the ProCare 401(k) Plan, or the Horizon 401(k) Plan in lieu of the ProCare 401(k) Plan, or with respect to any such plan if the plan has been terminated before the date of such payment, under the Code, ERISA, or the plan documents, based on any period of service of, or compensation paid to, any Obstetrical or ProCare employee before the Closing Date; (2) any income or excise tax required to be paid by ProCare, Horizon, the Horizon 401(k) Plan, or any participant or former participant in the Obstetrical Money Purchase Pension Plan, the ProCare 401(k) Plan, or the Horizon 401(k) Plan under the Code and/or the tax law of any state, because of the disqualification under Section 401(a) of the Code and/or a corresponding provision of any state tax law, of any or all of the Obstetrical Money Purchase Pension Plan, the ProCare 401(k) Plan, or the Horizon 401(k) plan, on account, wholly or partially, of any act or omission of Obstetrical, ProCare, the owners, officers, or executives of Obstetrical or ProCare, or any fiduciary of either the Obstetrical Money Purchase Pension Plan or the ProCare 401(k) Plan (provided that such act or omission occurred prior to the Closing Date), and any interest or penalties with respect to any such tax liability, or any monetary sanction paid to the Internal Revenue Service and/or to any state taxing authority to avoid such disqualification; (3) any penalties for late filing or failing to file, or for filing an incomplete or incorrect return, in the case of any 5500-series form with respect to the Obstetrical Money Purchase Pension Plan or the ProCare 401(k) Plan for any plan year ending on or before the Closing Date; (4) any excise taxes, interest, or penalties under the Code, any damages or equitable relief owed to any person under ERISA, or the cost of any indemnification owed to any person, in connection with any prohibited transactions under Section 4975 of the Code, or for any prohibited transaction or breach of fiduciary duty under ERISA, that occurred before the Closing Date; (5) any legal, accounting, or consulting fees and associated costs in connection with determining or contesting any liability listed in (1) through (4), or in implementing any correction in lieu, or in full or partial settlement, of any such liability.

                Purchaser shall use reasonable efforts to keep the Seller advised as to the status of Tax audits and litigation involving any Taxes which could give rise to a liability of the Sellers to Purchaser under this agreement (a "Tax Liability Issue"). Purchaser shall promptly furnish to the Management Shareholders copies of any inquiries or requests for information from any Taxing Authority concerning any Tax Liability Issue. Purchaser shall notify the Sellers as to which inquiries or information requests it desires to monitor and, with respect to such matters, the Sellers will submit for Purchaser approval (which shall not be unreasonably withheld) the information to be provided to a Taxing Authority in response to inquiries or requests. The Sellers agree to timely notify Horizon regarding any proposed written communication (i.e., communications not relating to inquiries or requests for information) by the Sellers to any such Taxing Authority with respect to such Tax Liability Issue and Purchaser shall subsequently notify the Sellers as to which Tax Liability Issues Purchaser desires to monitor. Upon request by Purchaser, the Sellers shall provide copies of such written communications and documents to be submitted therewith and receive approval from Purchaser (which approval shall not be unreasonably withheld and shall be given on a timely basis) prior to submission to the Taxing Authority. Purchaser shall have the right to consult with the Sellers Agent regarding any response to such requests. Purchaser and the Sellers Agent, as the case may be, shall each promptly furnish to the other upon receipt a copy of information document requests, a notice of proposed adjustment, revenue agent's report or similar report or notice of deficiency together with all relevant documents and memos related to the foregoing documents, notices or reports, relating to any Tax Liability Issue.

                Subject to the foregoing cooperation provisions, Purchaser shall have full responsibility for and discretion in handling any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction involving Specialty.

                (b) Purchaser. Purchaser shall indemnify and hold harmless the Sellers and the shareholders, members, officers and employees of Seller from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney, investigation and consultant fees and costs, of any kind whatsoever, arising out of or resulting from any of the following:

                        (i) Any misrepresentations, breach of warranty, or failure to fulfill any agreement or covenant of Purchaser under this Agreement or under any other agreement or document delivered by Purchaser to Seller at Closing hereunder;

                        (ii) Any matter arising out of an act or omission of the Company committed after the Closing Date;

                        (iii) Any act or omission by the Company that occurred on or after January 1, 2001 which would have been covered by a policy of insurance in effect on the Closing Date but which insurance policy was cancelled after the Closing and not renewed or replaced by the Company on a basis that would provide comparable insurance coverage for claims arising out of acts or omissions by the Company occurring on or after January 1, 2001; provided, however, that such indemnity shall not cover any matter with respect to which the Sellers are obligated to indemnify Purchaser under this Agreement; and

                        (iv) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to any of the foregoing.

        6.5 Indemnity Procedures. In case any claim, demand or action shall be brought by any third party including, without limitation, any governmental authority, against a party entitled to indemnity under Section 6.4 above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may validly be sought in writing and the indemnifying party or parties shall assume the defense thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which might result in any such claim, demand or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. Any settlement of any action subject to indemnity hereunder shall require the consent of the indemnified and the indemnifying party which consent shall not be unreasonably withheld and shall be given within five (5) business days following the giving of notice thereof. The indemnifying party or parties shall not be liable for any settlement of any action effected without its or their consent, but if settled with the consent of the indemnifying party or parties or if there be a final judgment for the plaintiff in any such action, the indemnifying party or parties shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party subject to preserving their own legal and economic interests and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records and files of the indemnified party expressly related to the defense of any claim for indemnification undertaken by the indemnifying party pursuant to this Article VII, or for any other purpose in connection therewith; provided that the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files.

        6.6 Limitations on Indemnification.

                (a) Maximum Liability. In no event shall the aggregate liability of a Seller under this Article VI exceed the total Purchase Price received by the Seller under this Agreement; provided, however, that with respect to Lara Mac, the aggregate liability of Lara Mac under this Article shall be limited to the aggregate of the total Purchase Price received by both Lara Mac and Obstetrical Nurses, Inc. under this Agreement. In addition, the Sellers shall not be obligated to indemnify Purchaser for any matter or thing that is a "Liability" which is included in the calculation of Closing Net Worth for the purposes of Section 1.4 of this Agreement.

                (b) Initial Threshold. Except with respect to matters subject to
Section 6.4(a)(iii), (iv) or (v) of this Agreement, no party shall be obligated to indemnify the other party except to the extent that the cumulative amount of all indemnifiable losses collectively exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Threshold"); provided, however, that all indemnifiable losses shall be recoverable when any indemnifiable losses, individually or in the aggregate, exceed the $250,000 Threshold. The minimum Threshold with respect to matters subject to Sections 6.4(a)(iii), (iv) and (v) of this Agreement shall be One Hundred Thousand Dollars ($100,000); provided, however, that any indemnifiable losses with respect to such matters shall also apply to the $250,000 minimum Threshold applicable to all other matters.

                (c) Time Limits for Claims. No claim for indemnification may be made by any indemnified party in respect of indemnifiable losses unless written notice thereof shall have been received by the indemnifying party on or prior to two years after the date hereof (except with respect to the obligation of Sellers under Sections 6.4(a)(iii) (iv) and (v), as to which the period shall be three years); provided, however, that if, prior to the applicable date of expiration, the party hereto entitled to indemnification hereunder has either instituted a legal or arbitration proceeding against the other seeking indemnification or has had a legal proceeding instituted against it by a third party that is the subject of such indemnification within such applicable period, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of (including disposition by the expiration of the applicable statute of limitations with respect to such liability). The party seeking indemnification shall diligently pursue a resolution of any such matter as quickly as possible.

                (d) Mitigation. In the event that Purchaser shall identify any potential claim for indemnification against the Sellers under Section 6.4(a), Purchaser shall notify Sellers of such potential claim as soon as reasonably possible and, to the extent it can reasonably do so without incurring material cost or expense in excess of the applicable Threshold (but which costs and expenses shall count against the Threshold), Purchaser shall take any reasonable actions that are within its power to mitigate the amount of any damages that would be the subject of such claims for indemnification.

        6.7 Remedies; Default; Notice and Cure. Indemnification pursuant to this
Article VI is the sole and exclusive remedy of the parties after the Closing Date for matters arising out of this Agreement, except for a breach of the provisions of Article VII of this Agreement, without limiting the rights of the parties under any other agreement, and except as otherwise expressly provided in
Section 1.4 of this Agreement. No party shall be deemed in breach of its obligations hereunder unless it has received written notice from the other party of noncompliance with a term or provision of this Agreement specifying the specific item of noncompliance and the defaulting party has failed to cure such noncompliance within ten (10) days after receipt of such notice.

        6.8 Public Communications. All press releases or other public communications of any kind relating to this Agreement or the transaction contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior approval of both Purchaser and the Sellers, which approval shall not be unreasonably withheld by either of such parties, except to the extent that disclosure is otherwise required by law or judicial process.

                                   ARTICLE VII
                                 NON-COMPETITION

        7.1 Covenant Not to Compete; Non-Solicitation. For and in consideration of the Purchase Price and other good and valuable consideration, each of Lara Mac, Steve MacEachern, Vickie Lotz, and Obstetrical Nurses, Inc., severally and not jointly, covenants and agrees that, for a period of three (3) years after the Closing Date, such Seller shall not, directly or indirectly, as an employer, employee, director, officer, consultant, creditor, investor, owner, agent, principal, partner, shareholder, or through any other kind of ownership (other than ownership of securities of Purchaser or of any other publicly held entity in which such person, directly or indirectly, in the aggregate beneficially owns less than two percent (2%) of any class of outstanding securities), or in any other representative or individual capacity, do any of the following:

                        (i) engage in the ownership, operation or management of the provision of temporary or permanent nurse staffing services, nurse registry services or nurse recruitment services (the "Business) in the States of California or Michigan (the "Restricted Area");

                        (ii) engage in any business which calls upon, solicits, diverts or takes away any customer or customers of the Company, the Purchaser or any of its affiliated corporations in the Restricted Area for the purpose of selling or attempting to sell to any of such customers any products or services similar to any products or services heretofore sold or provided to any of such customers by the Company; and

                        (iii) engage in any business which solicits any present or future employee of the Company who is not a relative of a Seller listed on Schedule 7.1 which shall not include any relative that has a written employment agreement with the Company, the Purchaser or its affiliated corporations or initiate discussions with any such employee regarding his or her termination or resignation from employment with the Company or the Purchaser or its affiliated corporations, so that such employee may accept employment with, or engagement as a partner, investor, shareholder, employee, agent, consultant, or otherwise, directly or indirectly, with any party engaged in any of the activities proscribed as specified above.

        7.2 Non-Disclosure. Each of the Sellers further covenants and agrees that all information concerning the business of the Company constitute trade secrets and confidential, proprietary business information which is the property of Company and that, unless otherwise required by law, from and after the Closing Date:

                (a) she, he or it shall use their best efforts and exercise utmost diligence to protect and safeguard all of such trade secrets and confidential, proprietary information;

                (b) she, he or it shall not, directly or indirectly, use, sell, license, publish, disclose or otherwise transfer or make available to others any of such trade secrets or confidential, proprietary information except to the attorney, accountant or other advisor of a Seller who has a need to know such information to represent such Seller;

                (c) without the prior written consent of Purchaser, she, he or it shall not, directly or indirectly, disclose any of such trade secrets or confidential, proprietary information; and

                (d) she, he or it shall not, directly or indirectly, use for his own benefit or for the benefit of another, any of such trade secrets or confidential, proprietary information.

It is expressly understood, however, that the foregoing shall not apply to any information that was available to the public on a non-confidential basis prior to the Effective Date or was or becomes available to the public on a non-confidential basis from a third party who is not bound to the Company or the Purchaser keep such information confidential.

        7.3 Nondisparagement. Each Seller further agrees that she, he or it shall not make or publish any statement, written or oral, disparaging the reputation of the Company or the Purchaser or any of the executive officers of the Company or the

Purchaser. Nothing contained in this Section 7.3 shall in any manner limit or restrict the rights of a Seller in any arbitration or legal proceeding involving the interpretation or enforcement of this Agreement.

        7.4 Reasonableness; Reformation. Such Sellers each severally acknowledge and agree that (i) the provisions of this Article VII are ancillary to the transaction contemplated by this Agreement, (ii) the provisions of this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restrained and do not impose a greater restraint than is necessary to protect goodwill and other business interests of Purchaser and its subsidiaries, (iii) if any portion of the covenants and agreements set forth in this Agreement are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible as to time, scope of activities covered, and geographical area, and (iv) if any court of competent jurisdiction determines the specified time period, scope of activities covered, or the specified geographical area applicable to any provision of this Agreement to be invalid, unreasonable, arbitrary or against public policy, a lesser time period, scope of activities covered, and/or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against him.

        7.5 Remedies for Breach. If a Seller has failed to satisfactorily cure any breach or threatened breach of any covenant or agreement contained in this
Article VIII within ten (10) days after written notice of such breach or threatened breach is given by Purchaser, any one or more of the following remedies, as selected by the Company or Purchaser in its sole discretion, shall be available to the Company or Purchaser in the event of a breach of this
Agreement:

                (a) Specific Performance. In the event of a breach or threatened breach of any covenant or agreement in this Article VII remedies at law will not adequately compensate the Company or Purchaser for its injuries incurred as a result thereof. Accordingly, injunctive and/or equitable relief shall be available to the Company or Purchaser to specifically enforce this Article VII and prevent such breach and any continued breach of any covenant and agreement herein.

                (b) Suit for Damages. In addition to the remedies stated in
Section 7.5(a) above, in the event of any breach of any covenant or agreement of this Article VII, the Company or Purchaser may sue the party committing such breach for damages arising out of such breach and otherwise enforce this Article VII and obtain all other remedies available to the Company or Purchaser under applicable law.

                                  ARTICLE VIII
                                   ARBITRATION

        8.1 Arbitration Procedure. In the event of a dispute regarding any matters arising out of or relating to this, excluding, however, a dispute under
Section 1.4 which shall be resolved in accordance with the procedures set forth in Section 1.4 (hereinafter collectively "arbitrable issues") that cannot be settled by agreement between the parties, such controversy or dispute shall be submitted for arbitration in Orange County,


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

California, and for this purpose each party hereby expressly consents to such arbitration in such forum. The arbitration process shall proceed as set forth below.

        8.2 Step One. In the event of a dispute, the disputing party (herein so called) may at any time notify the other party ("answering party") in writing that the disputing party demands to pursue arbitration as provided in Step Two below, setting forth in specific terms the disputing party's proposed statement of the matters in dispute to be submitted to arbitration and the name and address of the arbitrator selected by the disputing party. Within ten (10) business days following receipt of the disputing party's written arbitration demand complying with the requirements of this Step One, the answering party shall notify the disputing party in writing, setting forth in specific terms the answering party's proposed statement of the matter in dispute and identifying the name and address of the arbitrator selected by such answering party.

        8.3 Step Two. The two (2) arbitrators so selected shall meet and confer within twenty (20) business days after receipt by the disputing party of the answering party's written notice as called for under Step One above, and if they are unable within said twenty (20) day period to reach a decision on the matters in dispute, they shall, at the expiration of said twenty (20) day period, jointly select a neutral third arbitrator. If said arbitrators are unable to choose a neutral third arbitrator, any party may request the American Arbitration Association ("AAA") to appoint an additional arbitrator from its National Panel of Commercial Arbitrators. Any party to this Agreement may advise the AAA that time is of the essence and that the parties to this Agreement would like such selection as soon as is reasonably possible, it being expressly understood that in such AAA selection process the selection is in the sole discretion of the AAA, and that the AAA shall not be required by reason of this Agreement to consult with the parties to this Agreement in said selection process; provided that all arbitrators, including the additional arbitrator selected by the AAA, shall be disinterested individuals knowledgeable in commercial transactions. Upon selection of the additional arbitrator, all arbitrators shall within ten (10) business days thereafter convene an arbitration proceeding at a date, time and place (in Orange County, California) designated by said arbitrators by a majority vote, written notice of which shall be given to the parties not later than seven (7) calendar days prior to said hearing date. At the hearing, each party may be represented by counsel and present testimony and evidence. If at the commencement of the hearing the parties cannot agree on a joint statement of the matters in dispute to be submitted to the arbitrators, the arbitrators shall be empowered to frame the submission issue(s). A Certified Court Reporter's transcript may be demanded by any party or by the arbitrators and said official transcript shall be prepared, completed, and delivered to the arbitrators with copies to each party within ten
(10) business days following the conclusion of the hearing. Arbitration sessions following the initial session, if necessary, shall be scheduled by the arbitrators so that the arbitration proceedings (i.e., presentation of evidence and/or oral arguments) are completed within twenty (20) days of the initial session. Each party shall be given the opportunity to file with the arbitrators simultaneous written briefs five (5) business days following receipt by the arbitrators of the official transcript but, if no transcript is demanded as provided in this Agreement, said briefs shall be filed simultaneously five (5) business days following conclusion of the hearing. Copies of any such briefs shall be provided to the other party concurrently upon filing with the arbitrators.

        8.4 Step Three. Within ten (10) business days following the receipt by the arbitrators of the brief(s) (or within ten (10) business days following conclusion of the hearing if all parties waive briefs), the arbitrators shall make and deliver to the parties their decision and award in writing. The arbitrators shall have the authority to enter any award or to grant any relief which could be obtained in a court of competent jurisdiction and reasonable attorneys', arbitrators' and experts' fees and expenses of arbitration may be awarded as the arbitrators see fit, consistent with the provisions of this Agreement. The arbitrators shall have no authority to modify, amend or alter the provisions of this Agreement and shall base their decision and award on applicable law, the language contained in this Agreement and the facts giving rise to the dispute as presented on the record at the hearing. The arbitrators shall issue a written opinion explaining the basis for their findings.

        8.5 Self-Execution. It is expressly understood between the parties that this Article VIII is a self-executing arbitration provision and that any party may unilaterally select an arbitrator if the other party refuses to arbitrate. It is further expressly agreed that said unilaterally-selected arbitrator may proceed to arbitrate the issue(s) and the arbitration and decision shall be self-executing and therefore shall not require the order of any Court to proceed. The parties may, however, mutually stipulate in writing to extend or to shorten the prescribed time periods (including a stipulation to expedite the referral and submission to arbitration). All provisions of this Agreement not in dispute shall be observed and performed without interruption during the pendency of any proceeding called for under this Article VIII.

        8.6 Arbitrator's Fees. If an additional arbitrator is required pursuant to Step Two under Section 8.3 above, each party shall pay its pro rata share of any required retainer or other payments required by such arbitrator upon such arbitrator's demand, with the ultimate responsibility for the arbitrators' fees to be determined by the arbitrators in the final arbitration award pursuant to Step Three of Section 8.4 above; otherwise, except as specified above, each party shall bear its own costs and expenses in connection with any proceedings under this Article VIII and, in any event, each party shall pay the fees of the arbitrator it selects.

        8.7 Rules Governing Arbitration. In all other respects, the arbitration shall be conducted pursuant to the then-existing Commercial Rules of the AAA to the extent such rules are not inconsistent with any provision of this Agreement. Subject to the foregoing, the arbitrators shall determine the scope and extent of permissible discovery, if any.

        8.8 Entry of Award. The award of the arbitrators may be entered as a final judgment by any court of competent jurisdiction.

        8.9 Injunctive Relief. Notwithstanding the provisions of this Article VIII to the contrary, each party shall be entitled to seek temporary or preliminary injunctive relief from a court of competent jurisdiction if the failure to immediately obtain injunctive relief will result in irreparable harm to that party. The jurisdiction of the court shall extend only to such relief and any request for permanent injunctive relief shall remain subject to the arbitration provisions of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

        9.1 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by a writing signed by the parties.

        9.2 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the documents executed and delivered pursuant to this Agreement, constitute the entire and complete agreement among the parties, and supersedes all prior arrangements or understandings, whether written or oral, with respect to the subject matter of this Agreement specifically, including, without limitation, that certain letter of intent dated May 8, 2002 between Purchaser, the Sellers and the Company and that certain Non-Disclosure Agreement dated May 9, 2002 between Purchaser, Sellers and the Company.

        9.3 Schedules. References to a Schedule shall include any applicable disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule; provided, however, that the representations and warranties of a party set forth in this Agreement shall not be affected or deemed modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in the Schedules unless the reference on the face of the Schedule expressly by its terms indicates that such agreement or document limits the scope of a representation or warranty. The parties acknowledge that certain agreements and documents listed on the Schedules are not attached to the Schedules, but were previously delivered or made available to the party or its representatives in connection with the due diligence investigation conducted by the parties prior to Closing Date. The parties represent and warrant to each other that such agreements and documents made available or delivered to the other party were originals or true and complete copies of the originals of all such agreements and documents. The Schedules delivered pursuant to this Agreement shall constitute a part hereof.

        9.4 Descriptive Headings. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

        9.5 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings expressly set forth herein for such terms, and variants and derivatives of such defined terms shall have correlative meanings. To the extent that certain of the defined terms set forth herein express agreements between or among parties to this Agreement, the parties agree to the same by execution of this Agreement.

        9.6 Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivering the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one business day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                      If to Purchaser:

                      Horizon Health Corporation
                      1500 Waters Ridge Drive
                      Lewisville, Texas  75057-6011
                      Attention:  James W. McAtee, President
                      Facsimile Number: (972) 420-8282

                      With a copy to:

                      Strasburger & Price, L.L.P.
                      901 Main Street, Suite 4300
                      Dallas, Texas  75202
                      Attention:  David K. Meyercord, Esq.
                      Facsimile Number: (214) 651-4330

                      If to Sellers:

                      c/o Ms. Lara Mac
                      Post Office Box 91
                      Igo, California  96047
                      Facsimile Number: (530) 396-2501

                      With a copy to:

                      David T. Mercer, Esq.
                      1990 South Bundy Drive, Suite 100
                      Los Angeles, California 90025
                      Facsimile: (310) 207-0216

Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 9.6.

        9.7 Expenses. The Sellers and the Purchaser will each pay their or its respective expenses incurred in connection with the preparation and performance of this Agreement.

        9.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, but shall not be assigned by any party without the prior written consent of the other party hereto.

        9.9 Choice of Law. The laws of the State of California shall govern the rights, duties and obligations of the parties and the validity, construction, enforcement, and interpretation of this Agreement.

        9.10 Attorney's Fees and Costs. Subject to the provisions of Article VIII of this Agreement, in the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute.

        9.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same agreement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

        IN WITNESS WHEREOF, the parties hereto have executed this Member Interests Purchase Agreement as of the day and year first written above.

PURCHASER:                                         SELLERS:

HORIZON HEALTH CORPORATION,                        /s/    Lara Mac
                                                   -----------------------------
                                                   Lara Mac

                                                   /s/    Steve MacEachern
                                                   -----------------------------
By: /s/ James W. McAtee                            Steve MacEachern
   ---------------------------
Name:     James W. McAtee
Title:     President                               /s/    Vickie Lotz
                                                   -----------------------------
                                                   Vickie Lotz

                                                   OBSTETRICAL NURSES, INC.


                                                   By:    /s/    Lara Mac
                                                       -------------------------
                                                   Name: Lara Mac
                                                         -----------------------
                                                   Title: President
                                                          ----------------------